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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                        PACIFICHEALTH LABORATORIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         COMMON STOCK, $.0025 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  695113 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 June 22, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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
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CUSIP No. 695113 10 0                                            13G                     PAGE    2    OF    5     PAGES
          ------------------------------                                                      -------    --------
----------------------------------------------------------------------------------------------------------------------------

-------- -------------------------------------------------------------------------------------------------------------------

   1     NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Jemison Investment Co., Inc.

-------- -------------------------------------------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                (a) [ ]
                                                                                                (b) [X]
         -------------------------------------------------------------------------------------------------------------------
   3     SEC USE ONLY

-------- -------------------------------------------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------- ------ ------------------------------------------------------------------------------------------------

 NUMBER OF SHARES      5    SOLE VOTING POWER
BENEFICIALLY OWNED
 BY EACH REPORTING          320,922
      PERSON
       WITH
                     ------ ------------------------------------------------------------------------------------------------

                       6    SHARED VOTING POWER

                            0
                     ------ ------------------------------------------------------------------------------------------------

                       7    SOLE DISPOSITIVE POWER

                            320,922
                     ------ ------------------------------------------------------------------------------------------------

                       8    SHARED DISPOSITIVE POWER

                            0
-------------------- ------ ------------------------------------------------------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         320,922
-------- -------------------------------------------------------------------------------------------------------------------

  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                  [ ]

         -------------------------------------------------------------------------------------------------------------------

  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         6.9%
-------- -------------------------------------------------------------------------------------------------------------------

  12     TYPE OF REPORTING PERSON*

         CO
-------- -------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1(A).   NAME OF ISSUER:  PacificHealth Laboratories, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1460 Route 9 North
                  Woodbridge, NJ 07095

ITEM 2(A).   NAME OF PERSON FILING:        Jemison Investment Co., Inc.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2001 Park Place, Suite 320
                  Birmingham, Alabama 35203

ITEM 2(C).   CITIZENSHIP:  Delaware

ITEM 2(D).   TITLE OF CLASS OF SECURITIES: Common Stock, $.0025 par value

ITEM 2(E).   CUSIP NUMBER: 695113 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS:
             Not applicable

ITEM 4.  OWNERSHIP.

         (a)  Amount Beneficially Owned:  320,922 Shares

         (b)  Percent of Class: 6.9%

         (c)  Number of Shares as to Which Such Person Has:

            (i)   Sole power to vote or to direct the vote:   320,922 Shares

            (ii)  Shared power to vote or to direct the vote: 0 Shares

            (iii) Sole power to dispose or to direct the disposition of:
                  320,922 Shares

            (iv)  Shared power to dispose or to direct the disposition of: 0
                  Shares


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.


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ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
            COMPANY.

      Not applicable.


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      Not applicable.


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.


ITEM 10.    CERTIFICATION.

      By signing below the undersigned corporation certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:        September 5, 2000                  JEMISON INVESTMENT CO., INC.
         --------------------------

                                                By: /s/ James D. Davis
                                                   -----------------------------
                                                          James D. Davis
                                                           Its President


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